Exhibit 99
Press Release

Contact:	Claire M. Gulmi
Executive Vice President and
Chief Financial Officer
(615) 665-1283
AMSURG EARNS $0.33 PER DILUTED SHARE FROM
FOURTH-QUARTER CONTINUING OPERATIONS

ESTABLISHES FINANCIAL GUIDANCE FOR 2007
NASHVILLE, Tenn. (February 20, 2007) — Ken P. McDonald, President and Chief Executive Officer of AmSurg Corp. (NASDAQ: AMSG), today announced financial results for the fourth quarter and twelve months ended December 31, 2006. Revenues increased 17% for the quarter to $118,918,000 from $101,952,000 for the fourth quarter of 2005. Net earnings from continuing operations for the fourth quarter of 2006 were $9,955,000, or $0.33 per diluted share, including a $0.01 benefit from a reduced tax rate and $0.03 per diluted share impact for share-based compensation expense, compared with $8,439,000, or $0.28 per diluted share, for the fourth quarter last year. Excluding the impact of share-based compensation expense, net earnings from continuing operations per diluted share for the fourth quarter of 2006 increased 29% to $0.36 from $0.28 for the fourth quarter of 2005. AmSurg recorded a loss from discontinued operations of $407,000 in the fourth quarter of 2006 associated with the discontinued centers reported in the third quarter. This loss was due to the establishment of a valuation allowance for the capital loss tax carryforward generated by these dispositions.
     Revenues for 2006 increased 20% to $464,592,000 from $387,798,000 for 2005. Net earnings from continuing operations for 2006 were $38,110,000, or $1.25 per diluted share, which included share-based compensation expense of $0.14 per diluted share, compared with $36,327,000, or $1.20 per diluted share, for 2005. Excluding the impact of share-based compensation expense, net earnings from continuing operations per diluted share for 2006 increased 16% to $1.39 from $1.20 for 2005.

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
	2006		2005		2006		2005
Net earnings from continuing operations per diluted share, excluding impact of share-based compensation expense(1)	$0.36		$0.28	(2)	$1.39		$1.20	(2)
Share-based payment expense	(0.03)		(0.03	)(3)	(0.14)		(0.11	)(3)

Net earnings from continuing operations per diluted share	$0.33	(2)	$0.25		$1.25	(2)	$1.09

(1)	Net earnings from continuing operations per diluted share, excluding impact of share-based compensation expense in accordance with FAS 123R, is not a measurement determined in accordance with accounting principles generally accepted in the United States. AmSurg believes its calculation of net earnings from continuing operations per diluted share, excluding impact of FAS 123R, in this press release is a useful measure of the Company’s ongoing performance because it provides comparability to periods prior to the adoption of FAS 123R and disclosures of its operations on the same basis as that used by management. Net earnings from continuing operations per diluted share, excluding impact of FAS 123R, should not be considered as a measure of financial performance under accounting principles generally accepted in the United States, and the item excluded from it is a significant component in understanding and assessing financial performance.

(2)	Net earnings from continuing operations per diluted share, GAAP basis.

(3)	Pro forma share-based payment expense, as if the Company adopted FAS 123R on January 1, 2005.
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AMSG Reports Fourth-Quarter Results

February 20, 2007
     Mr. McDonald remarked, “AmSurg continued to see the steady expansion of its base of continuing centers in operations to 156 at the end of 2006 from 145 at the end of 2005. We opened 11 centers during 2006, consisting of three de novo centers and eight centers that were acquired. During the fourth quarter, we opened two de novo centers and acquired one center. We are pleased to report that during the fourth quarter we received approval of our certificate of need applications for three centers, one which opened in the fourth quarter.
     “In addition to our growth in the number of centers in operation, we achieved same center revenue growth of 3% for the fourth quarter and 5% for the year. With these results, we have produced increased comparable-period same-facility revenues for each of the 36 consecutive quarters we have been a public company and for each of the nine consecutive years.
     “At year end we had five centers under development, three of which we expect to open in 2007. In addition, we had ten acquisition centers under letter of intent, seven of which were acquired in January 2007. We are pleased with the visibility these acquisitions give us for the achievement of our acquisition and development goals for 2007.”
     Based on AmSurg’s financial and operating performance for 2006 and its outlook on the operating environment for 2007, the Company today establishes its range of revenue and earnings guidance for 2007 and revises its existing guidance for the first quarter of 2007, as follows:
•	Revenues in a range of $510 million to $530 million for 2007.

•	Same-center revenue growth of 3% to 4% for the full year.

•	The addition of 18 to 20 centers for the year, which includes the seven centers acquired in January 2007 and the three development centers expected to open in 2007.

•	Net earnings from continuing operations per diluted share for 2007 in a range of $1.40 to $1.42 per diluted share, including a negative $0.03 impact from the effect of the Medicare Deficit Reduction Act of 2005, as previously disclosed.

•	Net earnings from continuing operations per diluted share for the first quarter of 2007 in a range of $0.34 to $0.35 per diluted share, including a negative $0.01 impact from the effect of the Medicare Deficit Reduction Act of 2005.
     The information contained in the preceding paragraphs is forward-looking information, and the attainment of these targets is dependent not only on AmSurg’s achievement of its assumptions discussed above, but also on the risks and uncertainties listed below that could cause actual results, performance or developments to differ materially from those expressed or implied by this forward-looking information.
     Mr. McDonald concluded, “As we enter our tenth year as a public company, we remain highly confident of AmSurg’s business model and its long-term growth potential. With the largest base of surgery centers in operation in the country, AmSurg is prepared to leverage increasing demand for high quality, low cost healthcare. While we will experience a challenging reimbursement environment over the next several years, we are confident that the quality, convenience and efficiency of our centers, the aging demographics of the population and a robust pipeline for new centers will all contribute to our anticipated growth.”
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AMSG Reports Fourth-Quarter Results

February 20, 2007
     AmSurg Corp. will hold a conference call to discuss this release today at 5:00 p.m. Eastern time. Investors will have the opportunity to listen to the conference call over the Internet by going to www.amsurg.com and clicking “Investor Relations” or by going to www.earnings.com at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at these sites shortly after the call through the end of business on May 20, 2007.
     This press release contains forward-looking statements. These statements, which have been included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, involve risks and uncertainties. Investors are hereby cautioned that these statements may be affected by the important factors, among others, set forth in AmSurg’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and other filings with the Securities and Exchange Commission, including the following risks: the risk that payments from third-party payors may decrease or not increase as the Company’s costs increase; changes in the rate setting methodology, payment rates, payment policies and the list of covered surgical procedures for ambulatory surgery centers by the Centers for Medicare and Medicaid Services; the Company’s ability to maintain favorable relations with its physician partners; the Company’s ability to identify suitable acquisition and development candidates and negotiate and close transactions in a timely manner and on favorable terms; the Company’s ability to grow revenues at its existing centers; risks associated with weather and other factors that may affect the Company’s surgery centers located in Florida; the Company’s ability to manage the growth in its business; the Company’s ability to obtain the necessary financing or capital on terms satisfactory to it to execute its expansion strategy; the Company’s ability to compete for physician partners, managed care contracts, patients and strategic relationships; the Company’s ability to obtain and retain appropriate licensing approvals for its existing centers and centers currently under development and to comply with applicable laws; the risk of changes in legislation, regulations or regulatory interpretations that may negatively affect the Company; the risk of legislative or regulatory changes that would prohibit physician ownership in ambulatory surgery centers; risks associated with the Company’s status as a general partner of limited partnerships; the Company’s ability to obtain the necessary financing to fund the purchase of its physician partners’ minority interests in the event of a regulatory change that would require such a purchase; and risks associated with the valuation and tax deductibility of goodwill. Consequently, actual results, performance or developments may differ materially from the forward-looking statements included above. AmSurg disclaims any intent or obligation to update these forward-looking statements.
     AmSurg Corp. develops, acquires and manages physician practice-based ambulatory surgery centers in partnership with surgical and other group practices. At December 31, 2006, AmSurg owned a majority interest in 156 continuing centers in operation and had five centers under development.
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AMSG Reports Fourth-Quarter Results

February 20, 2007
AMSURG CORP.
Unaudited Selected Consolidated Financial and Operating Data
(Dollars in thousands, except per share amounts)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2006	2005	2006	2005
Statement of Earnings Data:

Revenues	$118,918	$101,952	$464,592	$387,798

Operating expenses:
Salaries and benefits	35,083	30,406	137,916	109,998
Supply cost	14,095	11,987	54,287	43,777
Other operating expenses	24,402	20,336	91,882	76,481
Depreciation and amortization	4,604	4,009	17,365	15,225

Total operating expenses	78,184	66,738	301,450	245,481

Operating income	40,734	35,214	163,142	142,317

Minority interest	22,721	20,043	93,152	78,441
Interest expense, net	2,019	1,290	7,688	4,127

Earnings from continuing operations before income taxes	15,994	13,881	62,302	59,749
Income tax expense	6,039	5,442	24,192	23,422

Net earnings from continuing operations	9,955	8,439	38,110	36,327

Discontinued operations:
Earnings (loss) from operations of discontinued interests in surgery centers, net of income tax expense (benefit)	—	18	92	(190)
Loss on disposal of discontinued interests in surgery centers, net of income tax benefit	(407)	—	(463)	(986)

Net (loss) earnings from discontinued operations	(407)	18	(371)	(1,176)

Net earnings	$9,548	$8,457	$37,739	$35,151

Basic earnings per common share:
Net earnings from continuing operations	$0.33	$0.28	$1.28	$1.23
Net earnings	$0.32	$0.28	$1.27	$1.19
Diluted earnings per common share:
Net earnings from continuing operations	$0.33	$0.28	$1.25	$1.20
Net earnings	$0.31	$0.28	$1.24	$1.17

Weighted average number of shares and share equivalents (000’s):
Basic	29,924	29,681	29,822	29,573
Diluted	30,477	30,111	30,398	30,147

Operating Data:

Continuing centers in operation at end of period	156	145	156	145
Centers under development/not opened at end of period	5	5	5	5
Development centers awaiting CON approval at end of period	—	3	—	3
Centers under letter of intent	10	—	10	—
Average number of centers in operation	155	139	150	132
Average revenue per center	$768	$732	$3,096	$2,939
Same center revenues increase	3%	1%	5%	3%
Procedures performed during the period	215,568	191,595	851,328	734,069
Cash flows provided by operating activities	$17,824	$11,440	$72,021	$63,421
Cash flows used by investing activities	$(10,920)	$(24,730)	$(71,794)	$(83,308)
Cash flows (used) provided by financing activities	$(8,132)	$11,762	$(640)	$25,391
Reconciliation of net earnings to EBITDA and adjusted EBITDA (1):
Net earnings from continuing operations	$9,955	$8,439	$38,110	$36,327
Add: income tax expense	6,039	5,442	24,192	23,422
Add: interest expense, net	2,019	1,290	7,688	4,127
Add: depreciation and amortization	4,604	4,009	17,365	15,225

EBITDA	22,617	19,180	87,355	79,101
Add: share-based compensation expense	1,517	—	7,030	—

Adjusted EBITDA	$24,134	$19,180	$94,385	$79,101

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AMSG Reports Fourth-Quarter Results

February 20, 2007
AMSURG CORP.
Unaudited Selected Consolidated Financial and Operating Data
(In thousands)

	Dec. 31,	Dec. 31,
	2006	2005
Balance Sheet Data:

Cash and cash equivalents	$20,083	$20,496
Accounts receivable, net	51,546	46,387
Working capital	66,591	61,072
Total assets	590,032	527,816
Long-term debt and other long-term liabilities	127,821	125,712
Minority interest	52,341	47,271
Shareholders’ equity	343,108	294,618

(1)	EBITDA is defined as earnings before interest, income taxes and depreciation and amortization. Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation and amortization and share-based compensation expense. EBITDA and adjusted EBITDA should not be considered a measure of financial performance under generally accepted accounting principles. Items excluded from EBITDA and adjusted EBITDA are significant components in understanding and assessing financial performance. EBITDA and adjusted EBITDA are analytical indicators used by management and the health care industry to evaluate company performance, allocate resources and measure leverage and debt service capacity. EBITDA and adjusted EBITDA should not be considered in isolation or as alternatives to net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because EBITDA and adjusted EBITDA are not measurements determined in accordance with generally accepted accounting principles and are thus susceptible to varying calculations, EBITDA and adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies. Net earnings from continuing operations is the financial measure calculated and presented in accordance with generally accepted accounting principles that is most comparable to EBITDA and adjusted EBITDA as defined.
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